Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports Increases of 5.2% in Total Sales and 2.4% in Comparable Store Sales for November

HOUSTON, TX, December 2, 2010 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the four week November period ended November 27, 2010 increased 5.2% to $116 million from $110 million in the prior year four week period ended November 28, 2009.  Comparable store sales increased 2.4%.

Children’s, cosmetics, footwear, junior’s, men’s, outerwear and young men’s achieved comparable store sales increases during November.  Geographically, the Mid Atlantic, Midwest, South Central, Southeast and Southwest regions had comparable store sales gains during the month.

SALES SUMMARY

	Comparable Store Sales		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2010	2009	2010	2009
1st Quarter	(0.6)	(9.0)	340	333
2nd Quarter	(1.6)	(10.7)	345	342
3rd Quarter	(0.3)	(5.4)	332	325
November	2.4	(12.5)	116	110
Year-To-Date (10 Mos)	(0.5)	(8.9)	1,133	1,110

Andy Hall, President and Chief Executive Officer, commented, “We remain optimistic about the holiday season as our new stores continued to perform well and our Texas stores registered a positive comp.”

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Stage Stores Reports
November Sales
Page – 2

Store Activity
The Company completed its 2010 new store opening program during November with the opening of a Goody’s store in Cullman, AL.

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 789 stores located in 39 states.  The Company operates its stores under the five names of Bealls, Goody’s, Palais Royal, Peebles and Stage.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

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